Exhibit 10.10

AMENDED AND RESTATED

EXCLUSIVE CONSULTATION AND SERVICE AGREEMENT

This AMENDED AND RESTATED EXCLUSIVE CONSULTATION AND SERVICE AGREEMENT is entered into on November 3, 2017 at Beijing, People’s Republic of China (the “PRC”), by and between:

(1)	SHUNYUAN KAIHUA (BEIJING) TECHNOLOGY CO., LTD., a wholly foreign-owned enterprise incorporated under the laws of the PRC with its registered address at Unit 206-2, Level 2, Block 23, No. 8 Dong Bei Wang West Road, Haidian District, Beijing and Huang Wang as its legal representative (“Party A”); and

(2)	HUAMI (BEIJING) INFORMATION TECHNOLOGY CO., LTD., a limited liability company incorporated under the laws of the PRC with its registered address at Unit 206-1, Level 2, Block 23, No. 8 Dong Bei Wang West Road, Haidian District, Beijing and Huang Wang as its legal representative (“Party B”).

(in this Agreement, each of Party A and Party B individually referred to as a “Party”, collectively the “Parties”).

WHEREAS:

1.	The principal business of Party A includes development and transfer of technology, technical service and consultation of computer software and hardware as well as electronic products; sale of self-developed software products; data processing; wholesale, commission agency (excluding auction) of computer software and hardware as well as accessory equipment, communication equipment and accessories, electronic products and accessories, import and export of technology and goods (excluding commodities traded, managed and operated by state; (trading of) items which are subject to quota licensing and management shall make relevant application in accordance with the applicable national regulations.) Business activities that require the approval from the relevant authorities by laws shall be carried out after such approval is obtained and within the permitted scope.

2.	The principal business of Party B include development and transfer of technology, technical service and consultation and technology promotion; software development; services of computer system; services of application software; services of basic software; data processing; product design; sale of computer and software as well as accessory equipment, electronic products and communication equipment. (Business activities that require the approval from the relevant authorities by laws shall be carried out after such approval is obtained and within the permitted scope.)

3.	Party B wishes to engage Party A to provide development of software technology, technical consultation and technical services which are related to the Business (as defined below) of Party B, in order to promote the development of its business; and Party A agrees to accept such engagement.

THEREFORE, upon consultations, the Parties hereby agree as follows:

ARTICLE 1 DEFINITION

1.1	Except as otherwise required by the terms or context hereof, the following terms in this Agreement shall have the following meanings:

“Party B’s Business”	means any and all businesses engaged in and developed by Party B currently and at any time during the effective term of this Agreement.

“Services”	means the services to be provided by Party A to Party B, which are related to Party B’s Business, including but not limited to:

	(1)	grant of a license to Party B for the use of relevant software necessary for Party B’s Business;

	(2)	provision of comprehensive IT solutions necessary for Party B’s Business;

	(3)	day-to-day management, maintenance and update of hardware equipment and database;

	(4)	development, maintenance and update of relevant application software;

	(5)	provision of training for Party B’s professional and technical personnel;

	(6)	provision of assistance to Party B in collecting technical and commercial information and conducting market research;

	(7)	referral of clients to Party B for establishing commercial and cooperative relationship;

	(8)	provision of suggestions and advice to Party B in relation to the formation and improvement of corporate structure, management system and department set up, and provision of assistance to Party B in improving its internal management system; and

	(9)	any other technical and consulting services as may be requested by Party B from time to time, to the extent permitted by the laws of the PRC.

“Service Team”	means the team of personnel established by Party A for the purpose of provision of Services to Party B pursuant to this Agreement, including the employees of Party A, independent professional advisors and other contractors retained by Party A.

“Service Fees”	means all fees payable by Party B to Party A pursuant to Article 3 of this Agreement in respect of the Services provided by Party A.

“Operating Revenue”	means in any single fiscal year during the effective term of this Agreement, the total revenue generated by Party B in its daily operation of business of that year as recorded under the “Revenue of Principal Business” in the audited balance sheet prepared in accordance with the PRC accounting standards.

“Annual Business Plan”	means the development plan and budget report for Party B’s Business in the next calendar year which is prepared by Party B with the assistance of Party A pursuant to this Agreement before November 30 of each year.

“Equipment”	shall mean any and all equipment owned by Party A or purchased by Party A from time to time, which are to be used for the purpose of providing the Services.

1.2	Any reference to any laws and regulations (the “Laws”) herein shall be deemed to include: (1) the reference to any revision, amendment, supplement and reenactment of such Laws, irrespective of whether such revision, amendment, supplement and reenactment comes into force before or after the date of execution of this Agreement; and (2) the reference to other decisions, notices or regulations enacted in accordance, or effective as a result of, such Laws.

1.3	Unless otherwise specified in the context herein, any reference to an article, section, item or paragraph shall mean the corresponding article, section, item or paragraph in this Agreement.

ARTICLE 2 SERVICES OF PARTY A

2.1	In order to better operate its business, Party B wishes to engage Party A to provide the Services to it, and Party A agrees to provide such Services to Party B. As such, Party B engages Party A as its exclusive consultation and services provider to provide Party B with the Services defined herein, and Party A agrees to accept such engagement.

2.2	Party A shall provide the Services to Party B in accordance with the terms of this Agreement, and Party B shall use its best efforts to facilitate Party A’s provision of the Services.

2.3	Party A shall be equipped with the Equipment and Service Team reasonably necessary for its provision of Services and purchase, acquire new Equipment and deploy new personnel according to the Annual Business Plan and reasonable requirements of Party B so as to achieve the purpose of Party A to provide Party B with high-quality services in accordance with this Agreement. However, from time to time, Party A may replace any member of the Service Team or change the work duties and responsibilities of any member of the Service Team at its sole discretion, provided that such replacement or change of work duties and responsibilities shall not materially adversely affect the day-to-day business operations of Party B.

2.4	Notwithstanding anything to the contrary in this Agreement, Party A is entitled to appoint any third party to provide any or all Services hereunder or to perform any of its obligations hereunder on its behalf. Party B hereby agrees that Party A is entitled to assign its rights and obligations under this Agreement to any third party.

ARTICLE 3 SERVICE FEES

3.1	With respect to the Services to be provided by Party A pursuant to this Agreement, Party B shall pay to Party A the Service Fees in the following manner:

3.1.1	an amount equivalent to one hundred percent (100%) of the net income of Party B of that year; and

3.1.2	fees for any specific technical services provided by Party A as may be requested by Party B from time to time, which shall be otherwise agreed by the Parties separately.

3.2	Party B shall within three months from the end of each calendar year pay the Service Fees determined pursuant to Article 3.1 of this Agreement into a bank account designated by Party A on a lump-sum basis. In case that Party A changes its bank account, it shall notify Party B in writing of such change at least seven (7) working days before such change.

3.3	The Parties agree that, in principle, the payment of the abovementioned Service Fees shall not cause any difficulty to the operation of either Party of that year. For the aforesaid purposes, Party A may agree to the deferred payment of Service Fees by Party B.

3.4	During the effective term of this Agreement, Party A may at its sole discretion, adjust the specific amount of Service Fees payable by Party B to Party A specified in Article 3.1.1 above in writing without Party B’s consent.

3.5	The amount of Service Fees payable by Party B to Party A pursuant to Article 3.1.2 shall be determined by both Parties in writing separately based on the nature and quantity of services provided.

ARTICLE 4 OBLIGATIONS OF PARTY B

4.1	The Services provided by Party A under this Agreement shall be exclusive. During the effective term of this Agreement, without prior written consent of Party A, Party B may not enter into any agreement, orally or written, with any third party or otherwise engage such third party to provide services the same as or similar to those provided by Party A hereunder.

4.2	Party B shall provide Party A with the finalized Annual Business Plan of Party B of the next year before November 30 of each year, in order to facilitate Party A to plan for the Services, purchase necessary software and Equipment and secure necessary personnel and technical service force accordingly. In the event that Party B demands Party A to purchase any new Equipment and/or deploy additional personnel, it shall consult with Party A at least fifteen (15) days in advance in order to reach a mutual agreement between the Parties.

4.3	In order to facilitate provision of the Services by Party A, Party B shall provide Party A with relevant materials requested by Party A in an accurate and timely manner.

4.4	Party B shall pay Service Fees to Party A on time and in full amount in accordance with Article 3 of this Agreement.

4.5	Party B shall maintain its good standing and presence, actively develop its business and procure the maximization of the revenue.

4.6	The Parties hereby acknowledge that, pursuant to the terms and conditions of the Amended and Restated Equity Pledge Agreement entered into by all the registered shareholders of Party B as of the date of this Agreement (the “Existing Shareholders”) with Party A on November 3, 2017, each of the Existing Shareholders has pledged all of the equity interests in Party B held by it to Party A as security for Party B’s performance of its obligations under this Agreement.

4.7	During the term of this Agreement, Party B agrees to cooperate with Party A and Party A’s direct or indirect parent company in the audit of related party transactions and other audits, to provide relevant information and materials about Party B’s operation, business, customers, finance and employees to Party A, its parent company or its appointed auditor, and agrees that Party A’s parent company may disclose such information and materials for purpose of satisfying the regulatory requirements of the place where the securities of Party A’s parent company are listed.

ARTICLE 5 INTELLECTUAL PROPERTY

5.1	To the extent permitted by the applicable PRC Laws then in effect, intellectual property on the work products created in the course of Party A’s provision of Services and the intellectual property on the work product developed by Party B based on Party A’s intellectual property shall belong to Party A (such intellectual property includes, but not limited to, copyright, patent, know-how, trade secret and other intellectual property). Where the applicable PRC Laws expressly prohibits such intellectual property from being owned by Party A, Party B shall hold such intellectual property for the benefit of Party A, and shall immediately transfer such intellectual property to Party A at the lowest price permitted by law to Party B once Party B’s ownership of intellectual property is no longer prohibited by PRC Laws; where there is no requirement on the lowest price for such transfer, Party B shall transfer such intellectual property to Party A unconditionally and assist Party A in completing all the filing and registration procedure as required by the competent government authorities in respect of such transfer.

5.2	For the purpose of performing this Agreement, Party B may use the work products created by Party A in the course of provision of Services, subject to the terms and conditions of this Agreement. However, under no circumstances shall this Agreement grant Party B any license to use such work product for any other purpose.

5.3	Each Party warrants to the other Party that it will indemnify the other Party against any and all economic losses incurred by the other Party arising from its infringement of any intellectual property rights (including copyright, trademark, patent and know-how) of others.

ARTICLE 6 CONFIDENTIALITY OBLIGATIONS

6.1	During the effective term of this Agreement, all customer information (the “Customer Information”) and other related materials in connection with Party B’s Business and Services provided by Party A shall be owned by Party A.

6.2	Notwithstanding the termination of this Agreement, each Party shall be obliged to keep in strict confidence the trade secrets and proprietary information of the other Party acquired during the performance of this Agreement, Customer Information jointly owned by both Parties and any non-public information of the other Party (collectively, the “Confidential Information”). The receiving party of the Confidential Information (the “Receiving Party”) shall not disclose the Confidential Information or any part thereof to any third parties unless it has obtained the prior written consent of the other Party, or required by relevant laws and regulations or the rules of the relevant stock exchange. The Receiving Party shall not use, directly or indirectly, such Confidential Information or any part thereof for purposes other than performing its obligations under this Agreement.

6.3	The Confidential Information shall not include any information which:

(a)	as shown by written evidence, was rightfully known to the Receiving Party previously;

(b)	enters the public domain through no fault of the Receiving Party or is known by the public for other reasons; or

(c)	is rightfully acquired by the Receiving Party from other sources subsequently.

6.4	The Receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals it retains, provided that it shall ensure that such persons shall be bound by this Agreement, keep the Confidential Information confidential, and use such Confidential Information solely for the purpose of performing this Agreement.

6.5	Upon termination of this Agreement, the Receiving Party of the Confidential Information shall return any and all documents, information or software containing any such Confidential Information to the original owner or provider of such Confidential Information; or with prior consent of the original owner or provider, destroy them which includes deleting all of such Confidential Information from any memory devices, and cease to use such Confidential Information.

6.6	The Parties agree that this Article shall survive the amendment, rescission or termination of this Agreement.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

7.1	Party A hereby represents and warrants as follows:

7.1.1	it is a limited liability company duly registered and validly existing under the laws of its incorporation place with independent legal person status, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is capable of being an independent party to a lawsuit;

7.1.2	it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transactions contemplated hereunder which are to be executed by it, and the full power and authority to consummate the transactions hereunder. This Agreement is lawfully and duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it pursuant to the terms hereof.

7.2	Party B hereby represents and warrants as follows:

7.2.1	it is a limited liability company duly registered and validly existing under the laws of its incorporation place with independent legal person status, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is capable of being an independent party to a lawsuit;

7.2.2	it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transactions contemplated hereunder which are to be executed by it, and the full power and authority to consummate the transactions contemplated hereunder. This Agreement is lawfully and duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it pursuant to the terms hereof;

7.2.3	as of the effective date of this Agreement, it has obtained all and complete business licenses necessary for its operation, and is fully authorized and qualified to conduct Party B’s Business as is currently conducted within the territory of PRC;

7.2.4	it shall notify Party A in a timely manner any litigation it is involved in and any other circumstances with adverse effect, and make its best efforts to prevent further losses therefrom;

7.2.5	without written consent of Party A, Party B shall not dispose of its material assets in any form nor change its current shareholding structure;

7.2.6	it shall not enter into or consummate any transaction that may have material effect on the assets, liabilities, business operation, shareholding structure of Party B, any equity interests in any third party and any other lawful right held by Party B (except for those in the ordinary course of business or which have been disclosed to and approved by Party A in writing).

ARTICLE 8 TERM

8.1	The Parties hereby acknowledge that this Agreement shall become effective upon duly execution by the Parties hereto, and shall remain valid until it is terminated by written agreement of the Parties hereto or by the operation of applicable PRC Laws.

8.2	Each Party shall complete the approval and registration formalities for extension of its business term at least three (3) months before the expiry of its term of business such that this Agreement shall continue to be valid and effective.

8.3	Following the termination of this Agreement, the Parties shall continue to comply with its obligations under Articles 3 and 6 of this Agreement.

ARTICLE 9 NOTICE

9.1	Any notice, request, demand and other correspondence required to be given or made pursuant to this Agreement shall be made in writing and delivered to relevant Parties.

9.2	Such notices or other correspondence shall be deemed to be duly served upon transmission if sent by fax or telex, or upon delivery if sent by hand, or five (5) days after posting if sent by mail.

ARTICLE 10 LIABILITIES FOR BREACH OF CONTRACT

10.1	The Parties agree and acknowledge that, if either Party (“Defaulting Party”) is materially in breach of any provision of this Agreement, or materially fails to perform any of its obligations hereunder, such breach and failure shall constitute a default hereunder (the “Default”), and the non-defaulting Party shall be entitled to demand the Defaulting Party to rectify such Default or take remedial actions within a reasonable period of time. If the Defaulting Party fails to rectify such Default or take remedial actions within such reasonable period of time or ten (10) days from the receipt of the written notice from the non-defaulting Party requiring such rectification, the non-defaulting Party shall be entitled to make a decision at its sole discretion:

10.1.1	Party A shall be entitled to terminate this Agreement and claim from the Defaulting Party for damages if the Defaulting Party is Party B;

10.1.2	Party B shall be entitled to claim from the Defaulting Party for damages if the Defaulting party is Party A, provided that under no circumstances shall Party B be entitled to terminate or rescind this Agreement unless otherwise provided by laws.

10.2	Notwithstanding anything to the contrary in this Agreement, this Article 10 shall survive the suspension or termination of this Agreement.

ARTICLE 11 FORCE MAJEURE

In the event of earthquake, typhoon, flood, fire, war, change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly affects the performance of this Agreement by a Party or prevents a Party from performing this Agreement in accordance with the agreed conditions, the Party affected by such a force majeure event shall forthwith issue a notice by facsimile and, within thirty (30) days, provide the documents evidencing the details of such force majeure event and the reasons for failure of or delay in its performance of this Agreement, and such documents shall be issued by the notarial office of the area where such force majeure event takes place. The Party affected by such a force majeure event shall take appropriate actions to mitigate or eliminate the effects arising from such event and shall make its efforts to reassume the obligations the performance of which have been delayed or impeded by such force majeure event. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable for the economic losses suffered by the other Party arising from the force majeure event.

ARTICLE 12 MISCELLANEOUS

12.1	This Agreement is made in Chinese in two (2) originals with each Party holding one (1) original.

12.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Laws.

12.3	Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties are unable to reach an agreement within thirty (30) days from the occurrence of the dispute, such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules thereof then in effect. The place of arbitration shall be in Beijing, and the language to be used in arbitration shall be Chinese. The award of arbitration shall be final and equally binding on the Parties of this Agreement.

12.4	No right, power or remedy of a Party under any provision of this Agreement shall preclude such Party from any other right, power or remedy of it under the laws and other provisions of this Agreement, nor shall any exercise of any right, power or remedy by a Party preclude such Party from exercising any other right, power or remedy.

12.5	No failure or delay by any Party in exercising any right, power and remedy (the “Rights”) pursuant to this Agreement or laws shall be deemed as a waiver of such Rights, and no single or partial waiver of any of the Rights of a Party shall preclude any other exercise of it or the exercise of any other Rights.

12.6	The headings of the Articles in this Agreement are inserted for the convenience of reference only, and under no circumstances shall be used in or otherwise affect the construction of this Agreement.

12.7	This Agreement supersedes any other agreements, orally or written, between the Parties in respect of the subject matter hereof, and constitutes the entire agreement between the Parties.

12.8	Each provision contained in this Agreement shall be severable and independent from other provisions, and in the event that any one or more provisions of this Agreement are held invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any way.

12.9	Unless otherwise specified herein, any amendments or supplements to this Agreement shall be made in writing and come into effect upon due execution by the Parties hereto.

12.10	Party B shall not assign any of its rights and/or obligations hereunder to any third parties without the prior written consent of Party A. Party A shall be entitled to assign any of its rights and/or obligations hereunder to any third party so appointed by it with prior notice of such assignment to Party B and to the extent not in violation of PRC Laws.

12.11	This Agreement shall be binding on the legal successors and assigns of the Parties.

12.12	The Parties undertake that they shall make their own declaration and payment of applicable taxes in connection with the transactions contemplated hereunder in accordance with laws.

[The remainder of this page is intentionally left blank]

[Signature page to the Exclusive Consultation and Service Agreement]

IN WITNESS WHEREOF, this Exclusive Consultation and Service Agreement has been executed by the following Parties at the place and on the date first above written.

SHUNYUAN KAIHUA (BEIJING) TECHNOLOGY CO., LTD.

(Company seal: /s/ Shunyuan Kaihua (Beijing) Technology Co., Ltd.)

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

HUAMI (BEIJING) INFORMATION TECHNOLOGY CO., LTD.

(Company seal: /s/ Huami (Beijing) Information Technology Co., Ltd.)

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

Signature page to the Exclusive Consultation and Service Agreement